Palomar Holdings, Inc. Announces Successful Completion of June 1 Reinsurance Renewal

~ Full Year 2024 Adjusted Net Income Guidance Increased to $122 Million to $128 Million ~

LA JOLLA, Calif., May 28, 2024 -- Palomar Holdings, Inc. (NASDAQ: PLMR) (“Palomar” or the “Company”) today announced the successful completion of certain reinsurance programs incepting June 1, 2024, and increased the Company’s full year 2024 adjusted net income guidance.

The Company procured approximately $400 million of incremental limit to support the growth of its Earthquake franchise. Palomar’s reinsurance coverage now extends to $3.06 billion for earthquake events, $735 million for Hawaii hurricane events, and $117.5 million for all continental United States hurricane events. The reinsurance program provides ample capacity for the Company’s growth in the subject business lines as well as coverage to a level exceeding Palomar’s 1:250-year peak zone Probable Maximum Loss.

Palomar’s per occurrence event retention is $15.5 million for hurricane events, reduced from $17.5 million the previous year, and $20 million for earthquake events, levels that continue to be meaningfully within management’s previously stated guideposts of less than one quarter’s adjusted net income and less than 5% of the Company’s surplus on an after-tax basis.

$420 million of the $3.06 billion earthquake limit was sourced through a new catastrophe bond, Torrey Pines Re Series 2024-1. The new catastrophe bond issuance is the fifth Insurance Linked Securities (“ILS”) transaction Palomar has sponsored.

“We are very pleased with the successful June 1 placement and are very grateful for the continued support of our reinsurance and ILS partners,” commented Mac Armstrong, Palomar’s Chairman and Chief Executive Officer. “Importantly, we renewed our reinsurance program at terms and pricing that were better than our initial expectations and reduced our hurricane event retention. As a result, we are raising our full year 2024 adjusted net income guidance to a range of $122 million to $128 million from the previously indicated range of $113 million to $118 million.”

Other highlights of the Company’s reinsurance program include:

-	$895 million of multi-year ILS capacity providing diversifying collateralized reinsurance capital;
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A reinsurance panel of 90 reinsurers and ILS investors, including multiple new reinsurers, all of which have an “A-” (Excellent) or better financial strength rating from A.M. Best and/or S&P (Standard & Poor’s) or are fully collateralized;

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Prepaid reinstatements for substantially all layers that include a reinstatement provision, thereby limiting the pre-tax net loss to $15.5 million for hurricane events and $20 million for earthquake events, with modest additional reinsurance premium due.

Palomar’s Chief Risk Officer, Jon Knutzen, added, “We are grateful for the broad-based support we received from the reinsurance market. It is a testament to our business mix and risk profile, which has been curated with the goal of delivering more stable, predictable results. We appreciate all our incumbent and new reinsurance partners who have helped us successfully complete our June 1 placement.”

About Palomar Holdings, Inc.

Palomar Holdings, Inc. is the holding company of subsidiaries Palomar Specialty Insurance Company (“PSIC”), Palomar Specialty Reinsurance Company Bermuda Ltd., Palomar Insurance Agency, Inc., Palomar Excess and Surplus Insurance Company (“PESIC”), and Palomar Underwriters Exchange Organization, Inc. Palomar's consolidated results also include Laulima Reciprocal Exchange, a variable interest entity for which the Company is the primary beneficiary. Palomar is an innovative specialty insurer serving residential and commercial clients in five product categories: Earthquake, Inland Marine and Other Property, Casualty, Fronting, and Crop. Palomar’s insurance subsidiaries, Palomar Specialty Insurance Company, Palomar Specialty Reinsurance Company Bermuda Ltd., and Palomar Excess and Surplus Insurance Company, have a financial strength rating of “A-” (Excellent) from A.M. Best.

To learn more, visit PLMR.com.

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Safe Harbor Statement

Palomar cautions you that statements contained in this press release may regard matters that are not historical facts but are forward-looking statements. These statements are based on the company’s current beliefs and expectations. The inclusion of forward-looking statements should not be regarded as a representation by Palomar that any of its plans will be achieved. Actual results may differ from those set forth in this press release due to the risks and uncertainties inherent in the Company’s business. The forward-looking statements are typically, but not always, identified through use of the words "believe," "expect," "enable," "may," "will," "could," "intends," "estimate," "anticipate," "plan," "predict," "probable," "potential," "possible," "should," "continue," and other words of similar meaning. Actual results could differ materially from the expectations contained in forward-looking statements as a result of several factors, including unexpected expenditures and costs, unexpected results or delays in development and regulatory review, regulatory approval requirements, the frequency and severity of adverse events and competitive conditions. These and other factors that may result in differences are discussed in greater detail in the Company's filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and the Company undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, which is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Contact

Media Inquiries

Lindsay Conner

1-551-206-6217

lconner@plmr.com

Investor Relations

Jamie Lillis

1-203-428-3223

investors@plmr.com

Source: Palomar Holdings, Inc.